Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
AT&T CORP.
UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW
     I, the undersigned, being Secretary of AT&T Corp., do hereby certify as follows:
     1. The name of the corporation is AT&T Corp., and the name under which it was formed was American Telephone and Telegraph Company.
     2. The certificate of incorporation of the corporation was filed by the office of the Secretary of State of New York on March 3, 1885.
     3. The certificate of incorporation is hereby amended to effect several amendments authorized by the Business Corporation Law, namely: to change the total number and par value per share of authorized shares of Common Stock from 2,500,000,000 shares having a par value of $1.00 per share to 1,000 shares having a par value of $0.01 per share, all of which will be issued and outstanding as a result of such change; to remove the authority to issue shares of Preferred Stock, and to delete all references to rights, preferences and limitations of shares of Preferred Stock; to provide that any action on which shareholders are required or permitted to vote may be authorized by the written consent of shareholders; and to provide that the corporation shall indemnify certain persons under certain circumstances pursuant to Article 7 of the Business Corporation Law. The text of the certificate of incorporation is hereby restated as so amended to read in its entirety as follows:
     FIRST. The name of the corporation is AT&T Corp.
     SECOND. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the “Business Corporation Law”), but not to engage in any act or activity requiring the consent or approval of any New York State official, department, board, agency or other body without such consent or approval first being obtained.
     THIRD. The office of the corporation within the State of New York is to be located in the County of New York.
     FOURTH. The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value of $.01 per share.
     FIFTH. The Secretary of State of the State of New York is designated as agent of the corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o CT Corporation Systems, 111 8th Avenue, New York, New York 10011.

     SIXTH. By-laws of the corporation may be adopted, amended or repealed by the board of directors of the corporation by the vote of a majority of the directors present at a meeting of the Board at which a quorum is present.
     SEVENTH. No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation.
     EIGHTH. Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.
     NINTH. The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he or she served at the request of the corporation.
     TENTH. A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
     4. The foregoing restated certificate of incorporation was authorized by the Board of Directors of the corporation at a meeting duly called and held on November 18, 2005, followed by the written consent of the sole shareholder of the corporation dated November 18, 2005.

     IN WITNESS WHEREOF, the undersigned have signed this restated certificate of incorporation on November 23, 2005 and affirm the statements contained herein as true under the penalties of perjury.

By:	/s/Wayne A. Wirtz

Name:	Wayne A. Wirtz
Title:	Secretary